Exhibit 8.2

               [Letterhead of Wachtell, Lipton, Rosen & Katz]



                              October 12, 1999



Data General Corporation
4400 Computer Drive
Westboro, Massachusetts  01580

Ladies/Gentlemen:

                  We have acted as counsel to Data General Corporation, a Delaware corporation ("Data General"), in connection with the proposed merger (the "Merger") of Emerald Merger Corporation ("Merger Sub"), a Delaware corporation and a wholly owned subsidiary of EMC Corporation, a Massachusetts corporation ("EMC"), with and into Data General upon the terms and conditions set forth in the Agreement and Plan of Merger dated as of August 6, 1999, by and among Data General, EMC, and Merger Sub (the "Merger Agreement") and the subsequent merger (the "Upstream Merger") of Data General with and into EMC pursuant to certain letter agreements between EMC and Data General, dated October 4, 1999 and October 11, 1999 (the "Letter Agreements") and Section 6.7 of the Merger Agreement. At your request, and pursuant to Section 7.1(e) of the Merger Agreement, we are rendering our opinion concerning certain federal income tax consequences of the Merger. Any capitalized term used and not defined herein has the meaning given to it in the Merger Agreement.

                  For purposes of the opinion set forth below, we have relied, with the consent of Data General and the consent of EMC, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Data General and EMC dated the date hereof, and have assumed that such certificates will remain complete and accurate at the Effective Time and at the effective time of the Upstream Merger, if it occurs, and that all representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Registration Statement and the Proxy Statement/Prospectus.

                  We have also assumed that (i) the transactions contemplated by the Merger Agreement and the Letter Agreements will be consummated in accordance therewith and, in the case of the transactions contemplated by the Merger Agreement, as described in the Registration Statement and the Proxy Statement/Prospectus (and no terms or conditions therein material to this opinion will be waived), (ii) the Merger will be reported by EMC, Merger Sub and Data General on their respective federal income tax returns in a manner consistent with the opinion set forth below, and (iii) each of the Merger and the Upstream Merger, if it occurs, will qualify as a statutory merger under the applicable laws of the State of Delaware and the Commonwealth of Massachusetts.

                  Based upon and subject to the foregoing, under currently applicable United States federal income tax law, it is our opinion, for United States federal income tax purposes, that the Merger will qualify, either alone or taken together with the Upstream Merger, as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

                  We express no opinion as to the United States federal income tax consequences of the Merger to stockholders subject to special treatment under United States federal income tax law (including, for example, foreign persons, financial institutions, dealers in securities or foreign currencies, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, holders who do not hold their shares as capital assets, holders who acquired their shares pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold EMC Common Stock or Data General Common Stock as part of a "hedge," "straddle" or "conversion transaction"). In addition, no opinion is expressed with respect to the tax consequences of the Merger under applicable foreign, state or local laws or under any federal tax laws other than those pertaining to the income tax.

                  We are furnishing this opinion to you solely in connection with the Merger and this opinion is not to be relied upon, circulated, quoted or otherwise referred to by any other person or for any other purpose.

                                         Very truly yours,

                                         /s/ Wachtell, Lipton, Rosen & Katz